TO BUSINESS EDITOR:

Columbia Bancorp Reports Third Quarter Earnings, Continued Investment in Bank's Core Operations and New Deposit Gathering Initiatives

    THE DALLES, Ore., Oct. 24 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank (CRB), reported third quarter net income of $3.9 million, or $0.38 per diluted share, which was down in comparison to the $4.2 million, or $0.42 per diluted share earned in the third quarter of 2006. Despite the real estate market slowdown and ongoing competition for deposits, diluted earnings per share increased $0.08, or 27%, compared to $0.30 per diluted share in the second quarter of 2007. Loan and deposit growth continued at a modest pace during the third quarter, resulting in year-to-date growth of 8% and 7%, respectively. "Our significant growth during the last several years has allowed us to continue hiring experienced personnel, investing in new technologies and developing new products and services," said Roger Christensen, Columbia President and CEO. "At the same time, we are in the process of restructuring the bank's retail processes and adding more deposit relationship officers in order to gain further efficiencies and grow low cost deposits," added Christensen.

KEY THIRD QUARTER ANALYTICS

-- 3Q07 Return on Equity (ROE) was 15.71%
-- 3Q07 Return on Assets (ROA) was 1.50%
-- 3Q07 Net Interest Margin (tax equivalent) (NIM) was 5.61%
-- 3Q07 Efficiency Ratio was 56.95%

KEY YEAR-TO-DATE ANALYTICS

-- Total Assets were $1.03 billion
-- Gross Loans were $874.8 million, a YTD growth rate of 8%
-- Deposits were $917.1 million, a YTD growth rate of 7%
-- Return on Equity (ROE) was 14.49%
-- Return on Assets (ROA) was 1.37%
-- Net Interest Margin (tax equivalent) (NIM) was 5.65%
-- Efficiency Ratio was 56.88%

    COMPANY BUSINESS TRENDS
    "Columbia will continue making improvements to its virtual banking products, as well as other services," said Shane Correa, Executive Vice President and Chief Banking Officer. "We are enhancing our cross-selling model with our Personal Bankers and Deposit Growth staff with Deposit Growth teams currently in the Tri-Cities and Vancouver, Washington markets. I think it is going to be the wave of the future," added Correa. "We believe we have the ability to grow our mortgage business as opportunities become available, namely accessing the expanding pool of highly-qualified lenders to add to our staff," explained CRB President Craig Ortega.

    INCOME STATEMENT PERFORMANCE
    Revenue for the third quarter (net interest income plus non-interest income) fell $453 thousand, or 3%, from the same quarter of the prior year. Total revenue for the quarter ended September 30, 2007 was $16.1 million, compared to $16.5 million for the period ended September 30, 2006. "Our loan yields have historically contributed to our strong revenues which also benefited our net interest margin; the recent 50 basis point reduction in fed funds is expected to have the effect of lowering our top line interest income revenues," explained Greg Spear, Columbia Vice Chair and CFO. Year-to-date revenues increased 4.0% to $47.8 million, compared to $46.0 million in the same period last year.

    The tax equivalent net interest margin remained flat at 5.61% compared to the quarter ended June 30, 2007 margin of 5.54%, but fell 83 basis points from the third quarter 2006 margin of 6.44%. The year-to-date net interest margin stood at 5.65% compared to 6.47% in the same period of the prior year, a 13% drop. "We've been aware our margin was compressing since mid-2006 due in part to increased competition for deposits. That competition isn't going away, but our response has been and will continue to be to deliver innovative products and services for our customers and replace higher-priced retail deposits with lower-priced core deposits. Our goal is to manage our margins in order to remain among the top performing financial institutions," said Staci Coburn, CRB Corporate Vice President and Chief Accounting Officer.

    Net interest income before the provision for loan loss fell $372 thousand or 3% to $13.5 million in the quarter ended September 30, 2007, compared to $13.9 million in the third quarter of 2006. Year-to-date net interest income was $39.8 million, a 3% or $1.2 million increase over the year-to-date 2006 total of $38.6 million. "Although interest income is up 8% in quarter three of 2007 when compared to quarter three of the prior year, our interest expense rose 37% as maturing deposits re-priced, resulting in a quarter-to-date dip in net interest income," added Coburn.

    In the non-interest income category, Columbia's third quarter total decreased 3% over last year's third quarter balance of $2.6 million. Year-to-date totals, however, were up 9% or $634 thousand from $7.3 million in 2006 to $8.0 million in 2007. Year-to-date, mortgage loan origination income is up 26% to $2.9 million from $2.3 million compared to the same period last year; CRB Financial Services revenue is $802 thousand year-to-date compared to $649 thousand the same period last year, an increase of 24%. Credit card fees were up year-to-date from the same period in 2006 by 12%, from $363 thousand to $407 thousand. Service charges and fees remained flat at $3.2 million. "Non-interest bearing deposits are down nearly 5%, which had a parallel effect on service charges," explained Shane Correa. "We are doing a better job of meeting with our customers and offering products such as our sweep account, Ultimate Checking, and positive pay. The market seems to be moving away from service charge deposit accounts and I believe the competition is going to continue to change the business model."

    Total non-interest expense for the company was $9.2 million at September 30, 2007, compared to $9.3 million in the same quarter of 2006. Driving the 2% decrease in this quarter was the continued management of discretionary spending and a decrease in incentive compensation. "Our incentive compensation program is working exactly as it should," stressed Ortega. "When key performance measures do not meet the goals set by our board and management, incentive compensation, which is tied directly to those measures, is reduced commensurately, as evidenced by the 10% drop in our third quarter salary and benefit expense." Year-to-date total non-interest expense is up 8% from $25.2 million in 2006 to $27.2 million this year. Year-to-date increases stem from a 22% jump in occupancy expense related to branch expansion in the Columbia Basin region and Vancouver, Washington, as well as volume and industry-driven expenses such as electronic data processing and software maintenance expenses.

    The bank's efficiency ratio for quarter three was 56.95% compared to 56.45% in the third quarter of 2006. Year-to-date, the efficiency ratio was 56.88% compared to 54.89% in the same period last year. The efficiency ratio is an important measure of productivity in the banking industry and is derived by measuring overhead expenses as a percentage of total revenues. "We've done a really good job of managing our discretionary expenses this year," reported Roger Christensen. "We expect to see management continue to monitor expenses through the end of this year, although we will see an increase in the salary/benefit expense category in the fourth quarter as we continue to attract and hire key specialists for our Vancouver, Washington support office in the areas of technology and operations," he added.

    BALANCE SHEET PERFORMANCE
    The company's loan portfolio continued to grow during the third quarter of 2007, with a total gross loan balance of $874.8 million; that is a 12% or $91 million increase from the third quarter 2006 balance of $784.2 million. Year-to-date, the bank has seen an 8% bump in gross loans from the December 31, 2006 balance of $813.4 million. "Although construction development numbers are off, we are expecting an additional 2% in loan growth going into the fourth quarter, allowing us to realize our annual goal of double-digit growth," said Shane Correa.

    Total deposits at September 30, 2007 were at $917.1 million, up $104.1 million or 13% from the prior year quarter-end balance of $813.0 million. Growth for the quarter again was due to increases in time certificates and interest bearing demand, which resulted in 28% and 16% growth respectively. Year-to-date deposits increased 7% over the December 31, 2006 balance of $859.1 million, with the majority of the increase stemming from additional wholesale deposits as well as a promotional deposit product introduced in August 2007. "In August 2007 we rolled out an exciting new deposit product called Ultimate Checking which is exceeding our expectations," said Correa.

    Shareholders' equity stood at $99.1 million or $9.87 per outstanding share at quarter-end, up from $87.4 million or $8.78 per outstanding share for the like quarter last year, a 13% increase. Tangible book value is at $9.13 per share, compared to $8.04 per common share at the end of the third quarter last year.

    ASSET QUALITY
    Non-performing assets at September 30, 2007 were $9.1 million, or 0.88% of total assets as compared to $4.9 million, or 0.50% at September 30, 2006. The majority of the current total non-performing asset balance is comprised of two real estate loans which are home development projects located in the Portland Metro area; one is for $3.53 million and the other is $3.80 million. One of these loans started on non-accrual status at the end of the second quarter of 2007 and the other loan was placed on non-accrual status during the third quarter. Columbia believes both these loans are sufficiently collateralized by the underlying real estate and loss potential is minimal based on the current collateral appraisals.

    EARNINGS TELECONFERENCE AND WEBCAST
    Columbia will conduct a Teleconference and Webcast on Wednesday,
October 24, 2007, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss results for the third quarter 2007. To participate in the call, dial 1-877-407-9210. The live Webcast can be heard by going to Columbia Bancorp's web site, http://www.columbiabancorp.com, and clicking on Presentations/Webcast under the Investor Relations section.

    The call replay will be available starting two hours after the completion of the live call until October 31, 2007. To listen to the replay dial 1-877-660-6853, account #286 and use access code 257146. The Webcast will be archived on Columbia Bancorp's website.

    ABOUT COLUMBIA BANCORP
    Columbia Bancorp (http://www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

    FOWARD-LOOKING STATEMENTS
    This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors which affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins, management's ability to open and generate growth from new branches and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Change	September 30,		Change
	2007	2006		2007	2006
Interest income	$20,412	$18,919	8%	$59,830	$51,111	17%
Interest expense	6,872	5,007	37%	19,983	12,468	60%
Net interest income before provision for loan losses	13,540	13,912	-3%	39,847	38,643	3%
Provision for loan losses	800	330	142%	4,150	2,150	93%
Net interest income after provision for loan losses	12,740	13,582	-6%	35,697	36,493	-2%

Non-interest income:
Service charges and fees	1,134	935	21%	3,246	3,257	-
Mortgage loan
origination income	832	935	-11%	2,850	2,269	26%
Financial services revenue	278	207	34%	802	649	24%
Credit card discounts and fees	157	136	15%	407	363	12%
Other non-interest income	154	423	-64%	674	807	-16%
Total non-interest income	2,555	2,636	-3%	7,979	7,345	9%

Non-interest expense:
Salaries and employee benefits	5,339	5,951	-10%	15,640	15,343	2%
Occupancy expense	1,168	1,037	13%	3,436	2,821	22%
Other non-interest expense	2,659	2,353	13%	8,128	7,080	15%
Total non-interest expense	9,166	9,341	-2%	27,204	25,244	8%

Income before provision for income taxes	6,129	6,877	-11%	16,472	18,594	-11%
Provision for income taxes	2,252	2,634	-15%	6,136	7,022	-13%
Net income	$3,877	$4,243	-9%	$10,336	$11,572	-11%

Earnings per common share
Basic	$0.39	$0.43	-9%	$1.04	$1.17	-11%
Diluted	0.38	0.42	-10%	1.01	1.14	-11%
Cumulative dividend per common share	0.10	0.10	-	0.30	0.29	3%

Book value per common share				$9.87	$8.78	12%
Tangible book value per
common share (1)				9.13	8.04	14%

Weighted average shares
outstanding
Basic	9,992	9,902		9,977	9,873
Diluted	10,177	10,180		10,185	10,149
Actual shares outstanding	10,041	9,957		10,041	9,957

	Quarter Ended		Year to Date
	September	September	September	September
	30,	30,	30,	30,
RATIOS	2007	2006	2007	2006
Interest rate yield on interest-earning assets, tax equivalent	8.44%	8.75%	8.47%	8.55%
Interest rate expense on interest-bearing liabilities	3.88%	3.26%	3.86%	2.98%
Interest rate spread, tax equivalent	4.56%	5.49%	4.61%	5.57%
Net interest margin, tax equivalent	5.61%	6.44%	5.65%	6.47%
Efficiency ratio (2)	56.95%	56.45%	56.88%	54.89%
Return on average assets	1.50%	1.83%	1.37%	1.80%
Return on average equity	15.71%	19.63%	14.49%	18.75%
Average equity / average assets	9.53%	9.30%	9.43%	9.59%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2) Non-interest expense divided by net interest income and non-interest income.

BALANCE SHEET
Unaudited)
In thousands

			Year		Year
			over		to
	September	September	Year	December	Date
	30,	30,	%	31,	%
ASSETS	2007	2006	Change	2006	Change
Cash and cash equivalents	$86,801	$124,222	-30%	$148,514	-42%
Investment securities	34,116	39,447	-14%	37,704	-10%
Loans:
Commercial loans	126,289	120,990	4%	136,582	-8%
Agricultural loans	77,171	95,584	-19%	86,218	-10%
Real estate loans	354,968	333,758	6%	347,526	2%
Real estate loans -
construction	285,107	206,327	38%	212,826	34%
Consumer loans	12,826	12,701	1%	12,540	2%
Loans held for sale	6,360	6,207	2%	7,538	-16%
Other loans	12,058	8,636	40%	10,212	18%
Total gross loans	874,779	784,203	12%	813,442	8%

Unearned loan fees	(1,300)	(1,504)	14%	(1,428)	9%
Allowance for loan losses	(10,723)	(9,916)	-8%	(10,143)	-6%
Net loans	862,756	772,783	12%	801,871	8%

Property and equipment, net	20,862	18,087	15%	18,089	15%
Goodwill	7,389	7,389	-	7,389	-
Other assets	22,189	20,515	8%	19,621	13%
Total assets	$1,034,113	$982,443	5%	$1,033,188	-

LIABILITIES

Deposits:
Non-interest bearing
demand deposits	$222,316	$233,942	-5%	$235,037	-5%
Interest bearing demand
deposits	320,301	275,811	16%	313,433	2%
Savings accounts	36,762	38,745	-5%	35,456	4%
Time certificates	337,767	264,501	28%	275,140	23%
Total deposits	917,146	812,999	13%	859,066	7%

Borrowings	10,532	74,713	-86%	74,138	-86%
Other liabilities	7,366	7,307	1%	8,966	-18%
Total liabilities	935,044	895,019	4%	942,170	-1%

Shareholders' equity	99,069	87,424	13%	91,018	9%
Total liabilities and
shareholders' equity	$1,034,113	$982,443	5%	$1,033,188	-

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	September 30, 2007	September 30, 2006
Delinquent loans on
non-accrual status	$8,971	$4,897
Delinquent loans on
accrual status	-	-
Restructured loans	94	28
Total non-performing loans	9,065	4,925
Other real estate owned	-	-
Repossessed other assets	32	-
Total non-performing assets	$9,097	$4,925

Total non-performing assets / total
assets	0.88%	0.50%

	Quarter Ended		Year to Date
ALLOWANCE FOR CREDIT LOSSES	September	September	September	September
	30, 2007	30, 2006	30, 2007	30, 2006
Allowance for loan losses,
beginning of period	$10,168	$9,671	$10,143	$9,526
Provision for loan losses	800	330	4,150	2,150
Recoveries	65	123	243	218
Charge offs	(310)	(208)	(3,813)	(1,288)
Reclassify liability for unfunded
loan commitments	-	-	-	(690)
Allowance for loan losses,
end of period	10,723	9,916	10,723	9,916
Liability for unfunded loan
commitments	838	743	838	743
Allowance for credit losses	$11,561	$10,659	$11,561	$10,659

Allowance for loan losses / gross
loans			1.23%	1.26%
Allowance for credit losses / gross
loans			1.32%	1.36%
Non-performing loans / allowance for
loan losses			84.54%	49.67%

	Quarter Ended		Year to Date
	September	September	September	September
FINANCIAL PERFORMANCE	30, 2007	30, 2006	30, 2007	30, 2006
Average interest-earning
assets	$962,706	$860,979	$947,648	$802,910
Average gross loans	877,314	787,128	854,306	727,526
Average assets	1,027,095	921,762	1,010,928	860,378
Average interest-bearing
liabilities	703,339	609,634	692,906	558,994
Average interest-bearing
deposits	691,105	569,993	670,286	523,118
Average deposits	914,517	793,194	890,092	738,484
Average liabilities	929,186	836,021	915,549	777,883
Average equity	97,909	85,742	95,378	82,494

SOURCE Columbia Bancorp
    -0-                         10/24/2007
    /CONTACT:  Roger L. Christensen, President and CEO, +1-541-298-6633,
rchristensen@columbiabancorp.com, or Greg B. Spear, Vice Chair and CFO,
+1-541-298-6612, gspear@columbiabancorp.com, both of Columbia Bancorp/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site: http://www.columbiabancorp.com /
    (CBBO)